Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-100981) on Form S-8 of Patriot National Bancorp, Inc., of our report dated March 24, 2022, relating to the consolidated financial statements of Patriot National Bancorp, Inc., appearing in the Annual Report on Form 10-K of Patriot National Bancorp, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Hartford, Connecticut

March 24, 2022